SERVICES AGREEMENT

This Services Agreement (the "Agreement") is effective as of March 21, 2013 ("Effective Date") by and between Ortsbo, Inc., an Ontario, Canada corporation and its subsidiary Ortsbo USA Inc., a Delaware corporation (collectively, "Ortsbo") at 30 West Beaver Creek Road Suite 111 Richmond Hill, ON L4B 3K1, and Intertainment Media, Inc., a Canadian corporation ("Client") at 30 West Beaver Creek Road Suite 111 Richmond Hill, ON L4B 3K1 (each of Client and Ortsbo, a "Party", and together, the "Parties").

RECITALS

A. Ortbso has developed a representational state transfer (REST) application programming interface (API) to provide multi-language real-time translation as a cloud service in order to facilitate global communications and language transformation in a multitude of applications.

B. Client wishes to retain Ortsbo to provide its REST API as a cloud service for Client's new social media topic platform to be known as "Yappn", and Ortsbo wishes to perform such services, all on the terms and conditions set forth in this Agreement.

C. Yappn will be a social media website at www.yappn.com that hosts multi-language conversations based on different topics, such as interests, brands, and activities in an environment that rewards users with rewards and other gamification features.

D. Client is currently contemplating, in a series of one or more transactions, selling its Yappn related assets—which will utilize the services that Ortsbo provides—to Yappn Corp. and commence development and commercialization of the Yappn concept (the "Transaction").

E. In light of the contemplated Transaction, and the expected assignment of this Agreement in connection therewith, the Parties desire that this Agreement reflect an arm's length understanding between them.

IN CONSIDERATION OF the mutual agreements, covenants and representations set forth in this Agreement, the Parties agree as follows:

1. Services.

1.1. API Services. Ortsbo shall provide its REST API language service to Client as a cloud service. Client shall have the right to incorporate the Ortsbo API service in its Yappn social media platform, including enabling multi-language translation of all web content, forums, user comments, sponsor advertisements, and any other text based language pertaining to the Yappn experience, whether viewed on the yappn.com domain or pursuant to a mobile app or other form of digital delivery to the end user (collectively, the "Services"), including the following:

(a) Standard updates and improvements such as bug-fixes and other evolutions of the localization technology and accuracy;

(b) Bi-directional pairs of all languages currently offered by Ortsbo for other customers that may be requested from time to time by Client, including the following languages: Spanish, French, Italian, German, Russian, Mandarin, Korean, and Japanese.

Such Services shall be performed in a good and workmanlike manner. Client understands that Ortsbo's performance of Services is dependent on Client's timely and effective performance of Client's Responsibilities, defined below. Ortsbo shall be entitled to rely on all decisions and approvals or disapprovals of the Client in connection with the Services, reports, documents or other work product and deliverables.

1.2. Changes in Services. Changes to the scope of the Services shall be made only in writing by authorized representatives of both Parties. Ortsbo will not be obligated to work on a change until the Parties agree to such change in writing.

1.3 Chat Technology. The Parties acknowledge and agree that the Services enable cross-language communications in an existing "chat" or other similar technology and do not include the "chat" technology itself. The Parties further acknowledge and agree that in no event shall the Services include the provision or maintenance of "chat" technology and that Client shall be solely responsible for creating or securing or otherwise building out its website and any mobile applications to include chat functionality, user forums, user feedback, and related functionality within which the Ortsbo REST API can be utilized to enable multi-language use.

1.4 User Experience. The language integration shall be seamless for Yappn users, with each reading and typing in his or her native language with all translation happening in the background.

1.5 Live and Global Video Service. Ortsbo has a product offering currently called "Live and Global" which enables a cross language experience for a live, video streaming production. Ortsbo provides this product to third parties on a commercial basis as an additional service. In addition to the API service set forth above, Ortsbo shall make the Live and Global product available to Client as a service for marketing and promoting the Yappn product in the marketplace. The term Services as used in this Agreement shall also include the Live and Global video product and services.

2. Term. This Agreement is effective as of the Effective Date and shall continue unless terminated pursuant to Section 12 (the "Term"). Each SOW, defined below, shall be effective for the period specified in the SOW.

3. Payments.

3.1 Initial Fee. Upon the full execution of this Agreement, and in consideration of the terms and provisions set forth below, including without limitation the exclusivity/noncompetition provisions set forth in Section 7.6 below, the most favored nation pricing set forth in Section 3.3, below, and the cost-plus pricing structure set forth in Section 3.2 below, Client shall pay Ortsbo an initiation fee of $1,000,000 in the form of forgiveness of debt.

3.2 Ongoing Service Fees.

(a) For all ongoing services provided under this Agreement, Client shall pay Ortsbo an amount equal to the actual cost incurred by Ortsbo in providing the Services, plus thirty percent (30%) (the "Base Cost").

(b) In addition, Client shall pay to Ortsbo an ongoing revenue share which shall equal seven percent (7%) of the gross revenue generated by Client activities utilizing the Ortsbo

Services (the "Revenue Share"). If Client is earning revenue without use of language Services from Ortsbo because, for example, all communications are taking place in English, then no Revenue Share shall be owing to Ortsbo with respect thereto. If there is a blend of multi-language and English-English communications, then the Parties shall do their best to pro rate or apportion the revenues appropriately in order to compensate Ortsbo for the portion of Client's revenues enabled by use of the Services from Ortsbo.

(c) Upon the prior mutual agreement of the Parties, Ortsbo may provide additional engineering services to the Client that are not included in the Services (the "Non-Recurring Engineering Services") as the Parties shall agree from time to time. Such Non-Recurring Engineering Services shall be provided on terms to be mutually agreed upon by the Parties pursuant to a statement of work ("SOW") which shall be attached hereto as Exhibit A. The Non-Recurring Engineering Services shall be provided to the Client by Ortsbo at the Base Cost.

(d) The Live and Global video service shall be offered pursuant to the fee structure set forth in Section 3.2(a) and (b) above, and more specifically priced on a project by project basis to be set forth in an attached SOW to reflect the increased level of service required for this product offering compared to the core API.

3.3 Most Favorable Nation. Ortsbo shall provide the Services to Client on a "best-terms" basis with respect to the Ongoing Service Fees. If, at any point during the term of this Agreement, Ortsbo enters into a written agreement with a third-party to provide the same or similar services as the Services, or any tasks substantially similar in type and scope to the Services, and such services are provided on terms materially better than the Ongoing Service Fees set forth above (the "Best Terms"), this Agreement shall be deemed immediately and automatically amended to reflect the Best Terms. The immediately preceding sentence notwithstanding, if Ortsbo, during the Term, offers terms to a non-profit or other charitable entity on a free or reduced-cost basis, the Best Terms adjustment contemplated in this Section 3.2 shall not be triggered.

3.4 Monthly Reports and Payment Terms. Within fifteen (15) days of the end of each calendar month during the period in which Ortsbo is providing any Services to Client (the last day during this period is the "Report Deadline"), the Parties shall each deliver to one another a detailed written report (the "Monthly Report") setting forth all the amounts required to calculate the Service Fees hereunder. Within fifteen (15) days of the Report Deadline (the "Payment Deadline"), Client shall pay to Ortsbo all the Service Fees owing to Ortsbo for the month to which the Monthly Report relates. Late payments shall accrue interest from the Payment Deadline at a rate of one (1.0%) percent per month unless applicable law requires a lower rate, in which case such lower rate shall apply. In the event of any good faith dispute with regard to a portion of Ongoing Service Fees, the undisputed portion shall be paid as provided herein. Upon resolution of the disputed portion, any overpayments shall be immediately refunded to Client and any amounts owed to Ortsbo shall be paid with interest at the rate set forth above accruing from the date such amounts were originally due. All fees, charges and other amounts payable will not include any sales (including harmonized sales tax), use, excise, value added or other applicable taxes, tariffs or duties, payment of which shall be Client's sole responsibility, excluding any applicable taxes based on Ortsbo's net income or taxes arising from the employment or independent contractor relationship between Ortsbo and Ortsbo's personnel.

4. Responsibilities.

4.1. Client Systems. Client shall provide to Ortsbo, as reasonably required by Ortsbo to perform the Services, access to Client's software systems, network connections, data processing services and computer services (collectively, "Client Systems"). While using any Client Systems, Ortsbo shall adhere to the terms hereof (including, without limitation, Section 7) and the applicable policies delivered by Client to Ortsbo in writing.

4.2. Client Policies. Notwithstanding anything contained in this Agreement to the contrary, Client shall control all decisions regarding Client's strategy and overall direction in connection with the substance of the Services, and Client's policies, procedures, rules, processes and guidelines.

4.3. Third Party Consents. Each Party shall obtain, at such Party's cost and expense, all consents necessary from Third Parties required for performance of such Party's obligations under this Agreement. Neither party shall be responsible for the failure of the other Party to obtain any required consents.

4.4. Each Party's Data. Each Party shall be solely responsible for the accuracy and completeness of any information, materials or data that such Party or its Affiliates, provides to the other Party, and for the accuracy and completeness of transmission to the other Party of such information, materials or data. Any such failure by such Party or its Affiliates or contractors shall not be automatically deemed to be a breach of this Agreement; but the other Party shall not be responsible for errors in, or the delay or nonperformance of, any of the Services or its responsibilities or obligations under this Agreement caused or contributed to by the inaccuracy and/or incompleteness of information, materials or data provided or by inaccuracy or incompleteness of transmission of such information, materials or data.

4.5. Background Materials. Client will provide to Ortsbo the following background materials:

(a) all transcripts of current chats sessions that have taken place on its website, if any;

(b) any and all parallel corpus that may exist from marketing materials, website content or any other content that may be in the possession of Client; and

(c) contextual, topical, domain-specific dictionaries, glossaries, lists of so-called unknown words, high frequency terms and non-translatable terms.

(d) Domains to be included: yappn.com

5. Intellectual Property.

5.1. Ortsbo Property. Ortsbo creates, licenses, acquires and/or owns various data or collections of data, inventions, formulations, know-hows, concepts, methods, methodologies, terminology, processes, techniques, models, templates, works of authorship, software (including, but not limited to, source code and executable code), user interfaces, screen designs, software tools and logic, work flows, and methods of operation and documentation of thereof, all whether patentable or not, or susceptible to copyright or any other form of legal protection (collectively, the "Ortsbo Property"). Ortsbo retains all ownership rights in the Ortsbo Property and in any modifications,

enhancements and derivative works thereof (collective "Enhancements"). Client shall acquire no right or interest in the Ortsbo Property or Enhancements, provided that neither the Ortsbo Property and/or Enhancements are in any way required nor in any way necessary for Client to use the Deliverables (as such term is hereinafter defined below). In addition, Ortsbo may use the Ortsbo Property in connection with a Third Party use, provided that such use of the Ortsbo Property in no way utilizes Client Systems, the Deliverables, Client Property (as defined below) or Client's Confidential Information (as defined below). In addition, except as otherwise set forth herein, Ortsbo shall be free to provide services of any kind to any other party as Ortsbo deems appropriate, and Ortsbo may use the Ortsbo Property to do so (subject to the foregoing limitation).

(a) The Parties further acknowledge and agree that Ortsbo shall retain all rights to the linguistic data created in connection with Ortsbo's providing the Services to Client (the "Linguistic Data"). However, in connection with this Section 5.1(a), Ortsbo hereby covenants that it shall not, under any circumstances, use the Linguistic Data for any purpose other than to improve the technology utilized by Ortsbo in providing the Services, and further covenants that it shall not extract any individual identifying information from the Linguistic Data.

5.2. Copyright in Deliverables. Client shall become, upon timely payment of the applicable Service Fees in accordance herewith, the exclusive owner of copyright in the literary works or other works of authorship delivered by Ortsbo to Client as part of the Services provided hereunder (the "Deliverables"). The Deliverables shall be deemed "works made for hire" by Ortsbo for Client under 17 U.S.C. §101 and Client shall be deemed the author thereof; provided, however, that, to the extent such Deliverables are not works made for hire, Ortsbo, subject to and upon timely and complete payment of Service Fees then due that relate to the Services rendered in connection with the production of such Deliverables, will be deemed to have assigned to Client and Client hereby accepts all right, title and interest in and to the copyright in such Deliverables. To the extent necessary under applicable law, upon payment of the applicable Service Fee(s) that relate to the Services rendered in connection with the production of such Deliverables, Ortsbo shall hereby be deemed to have conveyed and granted to Client, without reservation, condition or limitation, all rights of every kind and nature in and to each Deliverable as they may at any time exist in any and all jurisdictions and in any and all media (whether now known or hereinafter devised), as well as the unlimited and absolute right, in Client's sole discretion, to edit, add to, subtract from or otherwise modify any of the Deliverables, or any elements thereof, or to combine any of the elements thereof, with material furnished or created by others. Ortsbo expressly waives any so-called moral rights of authors or similar rights in the Deliverables. All rights granted by Ortsbo under this Agreement, including, without limitation, the rights to the Deliverables are irrevocable and shall vest upon timely payment of the applicable Service Fees in accordance herewith and remain vested in Client and shall not be subject to rescission whether this Agreement thereafter expires in the normal course or is sooner terminated for any cause or reason. Ortsbo and Client shall execute, acknowledge and deliver all such additional agreements, documents and instruments and tale all such further action, at their own expense, as is reasonably necessary in order to further effectuate the purposes of the foregoing.

5.3. Client hereby grants to Ortsbo a global, fully paid up, non-exclusive (except as limited pursuant to Section 7.6 below), perpetual, non-transferable, license to access, load, execute, store, transmit and copy (collectively, "Use"), but not to redistribute or sublicense, the Deliverables for the sole purpose of developing its technology, as contemplated in this Agreement. This license is

assignable along with this Agreement as provided by Section 14.7 (Assignability) of this Agreement.

5.4. Client Technology.

(a) Client Proprietary Technology. Client hereby grants to Ortsbo a global, fully paid up, non-exclusive, non-transferable, license to Use, and to sublicense and permit Ortsbo subcontractors to Use, and to create derivative works of, the processes, methodologies, procedures, trade secrets, software, tools and machine-readable texts and files ("IP") that are owned, acquired or developed by or on behalf of Client, if applicable, (but excluding the IP developed by Ortsbo hereunder) and necessary to enable Ortsbo and its Affiliates and subcontractors to provide the Services (collectively, the "Client Proprietary Technology"), in any case, solely in connection with the provision of the Services to Client during the Term. This limited license shall expire at the expiration or sooner termination of this Agreement.

(b) Client Third Party Technology. Client hereby grants to Ortsbo a global, fully paid up, non-exclusive, non-transferable license to Use, and to create derivative works of, and to permit Ortsbo's subcontractors to Use, the IP that is licensed, leased or otherwise obtained by Client from a Third Party and necessary to enable Ortsbo, its Affiliates and its subcontractors to provide the Services (collectively, the "Client Third Party Technology"), in any case, solely in connection with the provision of the Services during the Term. This limited license shall expire at the termination of this Agreement.

5.5. Intellectual Property Credits and Recognitions.

(a) On Client's website, Ortsbo shall be entitled to receive a credit in the form of Ortsbo's logo at the bottom of the Yappn home page and any other page describing or discussing the multi-language nature of the Yappn platform.

(b) Both Parties agree to include a reference of the Ortsbo technology in press-releases.

6. Employees. Ortsbo shall be responsible: (i) for the control and supervision of the activities of Ortsbo employees, contractors and subcontractors who provide the Services ("Ortsbo Personnel"), (ii) for determining which persons shall perform the Services, and (iii) with respect to any Ortsbo employee or contractor, for promotion, demotion or termination of such person. Ortsbo shall appoint as Ortsbo Personnel individuals with suitable training, experience and skills to perform the Services.

7. Confidentiality and Non-Competition.

7.1. General Obligations. Each Party acknowledges and agrees that the terms of this Agreement and all information, data, materials, or technology communicated to such Party and any of its Affiliates (collectively, the "Receiving Party") by the other Party and any of its Affiliates (collectively, the "Disclosing Party") concerning the business, operations and concepts of the Disclosing Party and that relates to the business practices, proprietary operational and technical methods (including, without limitation, advanced menus that have not yet been published), business relationships, financial and technical data, business or marketing plans, proposals, strategies, prospects, forecasts or predictive models or any other information that could be

considered of a confidential or proprietary nature ("Confidential Information") regardless of the form (e.g., written, electronically stored, orally transmitted, or memorized), whether it was provided prior to or subsequent to the execution of this Agreement and whether it is marked as "Confidential" or "Proprietary", was and shall be received in confidence, shall otherwise be used only for furthering the purposes of this Agreement and the Services, and that no such Confidential Information shall otherwise be used or disclosed by a Receiving Party, its agents, advisors, lenders, sponsors, officers, directors, investors, security holders, employees, suppliers, consultants, contractors or subcontractors, whether former, current or prospective (the "Applicable Users") without the prior written consent of the Disclosing Party, except as may be necessary by reason of legal, accounting or regulatory requirements applicable to the Receiving Party and its business. Each Party shall keep in confidence and use at least the same degree of care with which its protects its own most highly confidential information, which degree of care shall in no event be less than that which is reasonable under the circumstances, to prevent the unauthorized duplication, use and disclosure of Confidential Information of the Disclosing Party. Each Receiving Party will limit access to Confidential Information of the Disclosing Party to only those of Applicable Users or other persons under its control or direction who have a need-to-know such Confidential Information in connection with this Agreement. Each Receiving Party will advise the Applicable Users under its control or direction to whom disclosure of Confidential Information is made of the obligations hereunder to protect the Confidential Information and such Applicable Users shall be subject to obligations of confidentiality like those herein. The Disclosing Party's Confidential Information is and shall remain the sole and exclusive property of the Disclosing Party, notwithstanding any disclosure made to the Receiving Party during the Term. Except to the extent otherwise required by applicable law or professional standards, the Parties' obligations under this Section do not apply to information that: (i) is or becomes generally available to the public other than as a result of disclosure in breach hereof; (ii) can be shown by written record to have been known to the Receiving Party or had been possessed by the Receiving Party without breach hereof prior to receipt from the Disclosing Party as evidenced by written records of the Receiving Party; (iii) is disclosed to the Receiving Party by a Third Party not under obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party as evidenced by written records of the Receiving Party.

7.2. Subpoena. If a Receiving Party receives a subpoena or other validly issued administrative or judicial demand requiring it to disclose the Disclosing Party's Confidential Information, the Receiving Party shall provide notice to the Disclosing Party of such demand as soon as reasonably possible under the circumstances in order to give the Disclosing Party an opportunity to prevent, contest or limit the scope of such disclosure. The Receiving Party agrees to cooperate with the Disclosing Party with respect to any such contest.

7.3. Return of Confidential Information. Each Receiving Party shall, upon termination of this Agreement or otherwise upon demand, at the Disclosing Party's option, either return to the Disclosing Party or destroy and certify in writing to the Disclosing Party the destruction of any and all documents (the term "document," as used in this Section, shall include any writing, instrument, agreement, letter, memorandum, chart, graph, blueprint, photograph, financial statement or data, telex, facsimile, cable, tape, disk or other electronic, digital, magnetic, laser or other recording or image in whatever form or medium), papers and materials and notes thereon in the Receiving Party's possession, whether made by the Disclosing Party or the Receiving Party, including any of the Applicable Users, including copies or reproductions thereof, to the extent they contain Confidential Information; provided, that, each Receiving Party may retain a copy of

the Disclosing Party's Confidential Information (subject to the obligations of confidentiality herein) to the extent required to comply with laws, for internal audit purposes and to establish or protect such Party's rights under this Agreement.

7.4. Survival. Notwithstanding the termination of this Agreement, the rights and obligations under this Section 7 shall survive in perpetuity.

7.5. Residuals. Nothing contained in this Agreement shall restrict a Party from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such Party's personnel relating to the services that either Party, individually or jointly, develops or discloses under this Agreement (collectively, "Residuals"), provided that in doing so such Party does not (i) breach its obligations with respect to the Confidential Information of the other Party or (ii) infringe the intellectual property rights of the other Party or Third Parties who have licensed or provided materials to the other Party. The Use of such Residuals shall be subject to the prior, written approval of the Disclosing Party.

7.6 Non-Compete. During the term of this Agreement, and for a period of two (2) years thereafter, Yappn shall not, directly or indirectly, engage, participate, or assist in any business competitive with Ortsbo's business existing as of the date hereof, and, similarly, Ortsbo shall not create another offering directly competitive with the Yappn Business or directly or indirectly engage, participate, or assist any business directly competitive with the Yappn Business. The Yappn Business for purposes of the preceding sentence means a social media website that hosts multi-language conversations based on different topics, such as interests, brands, and activities in an environment that rewards users with rewards and other gamification features. For the avoidance of doubt, the definition of Yappn Business does not include (a) Facebook, LinkedIn, Google+, or other similar connection-based (as opposed to topic based) social networking sites, (b) discussion forums and other websites dedicated to customer support for third party products and services, (c) any business or service of Ortsbo existing as of the date hereof, or (d) any third party website dedicated to promoting their own products and services (such as Panasonic, General Motors, etc.). Furthermore, during the term, and for a period of two (2) years thereafter, the Parties (i) will refrain from directly or indirectly employing, attempting to employ, recruiting, or otherwise soliciting, inducing, or influencing any person to leave employment with the other; and (ii) will refrain from soliciting or encouraging any customer to terminate or otherwise modify adversely its business relationship with the other.

8. Warranty.

8.1. Warranty of Services. Ortsbo warrants to Client that its Services will be performed in a good and workmanlike manner.

8.2. DISCLAIMER. THIS SECTION 8 CONTAINS ORTSBO'S ONLY WARRANTY CONCERNING THE SERVICES, DELIVERABLES, AND ANYTHING RELATED TO THIS AGREEMENT, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, INFORMATIONAL CONTENT, SYSTEMS INTEGRATION, NON-INFRINGEMENT, INTERFERENCE WITH ENJOYMENT OR OTHERWISE.

CLIENT UNDERSTANDS THAT ORTSBO IS PERFORMING THE SERVICES HEREUNDER IN RELATION TO SYSTEMS AND DATA THAT HAVE BEEN PRODUCED BY CLIENT (AS APPLICABLE), OR SUPPLIED TO CLIENT BY THIRD PARTIES, AND FOR WHICH ORTSBO HAS NO RESPONSIBILITY. ORTSBO WILL BE EXCUSED FOR DEFAULT OR DELAY OF PERFORMANCE AND WILL HAVE NO LIABILITY TO THE EXTENT THAT SUCH DEFAULT OR DELAY IS CAUSED BY (i) ANY DEFECT OR DEFICIENCY IN ANY CLIENT SOFTWARE, SYSTEM OR OTHER ITEM OR SERVICE THAT IS NOT EXPRESSLY PROVIDED BY ORTSBO, OR (ii) ANY PROCESSING DEFICIENCY IN ANY SYSTEM THAT IS CAUSED IN WHOLE OR PART BY INPUT DATA PROVIDED BY CLIENT OR CLIENT SYSTEMS.

9. Indemnification.

9.1. Third Party Indemnity. Each Party (the "Indemnifying Party") shall indemnify, defend and hold harmless the other Party, its and its Affiliates' (a) employees, (b) principals (partners, shareholders or holders of an ownership interest, as the case may be), (c) officers, (d) directors and (e) any contractors or subcontractors performing any of the Services (collectively, the "Indemnified Party"), from and against any Third Party claims, demands, losses, damages or expenses (including reasonable counsel fees and court costs) arising out of or relating to: (i) the Indemnifying Party's failure to observe or perform any duties or obligations required to be observed or performed by such indemnifying Party under or with respect to any Third Party agreements or rights (including intellectual property rights) relevant to this Agreement; (ii) the failure of the Indemnifying Party to obtain, maintain or comply with any required consents, approvals, waivers, licenses or sublicenses from any Third Party; (iii) bodily harm, injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of the Indemnifying Party under this Agreement to any Third Party; (iv) any alleged act or omission by the Indemnifying Party or its employees giving rise to potential liability arising out of or relating to unlawful discrimination or harassment; (v) the Indemnifying Party's liability under applicable law or contract to any current or former employees, contractors, agents or consultants, including, without limitation, for employee benefits, including any liabilities relating to employee benefit plans, and claims related to salaries, severance and/or termination liabilities; or (vi) any violation of any law to the extent caused by acts or omissions of the Indemnifying Party.

9.2. Mutual General Indemnity. The Indemnifying Party shall indemnify, defend and hold harmless the Indemnified Party from and against any of the Indemnified Parties' claims, demands, losses, damages or expenses (including reasonable counsel fees and court costs) arising out of or relating to the Indemnifying Party's: (i) breach, default or non-compliance with this Agreement or any SOW; (ii) misrepresentation hereunder; (iii) fraud, negligence or willful misconduct or any other act of malfeasance; or (iv) breach of laws, statutes or regulations of any jurisdiction.

9.3. Infringement Indemnity.

(a) Ortsbo Indemnity. If Client promptly notifies Ortsbo in writing of a Third Party claim against Client that any Ortsbo Property or any other part of the Deliverables that is not Client Property or made part of the Deliverables by Client in any way infringes a patent issued as of the Effective Date or a copyright, trademark or service mark or misappropriates a trade secret of such Third Party, Ortsbo will defend such claim at its expense and will pay any

costs or damages that may be finally awarded against Client. Ortsbo will not indemnify Client, however, and Client shall indemnify Ortsbo, if any such claim is solely caused by (i) any addition to or modification to the Ortsbo Property made solely by Client other than at the direction of Ortsbo; (ii) Client's misuse of such Ortsbo Property or Client's failure to use such Ortsbo Property in accordance with its documentation, or any use of such Ortsbo Property that exceeds the rights granted to Client pursuant to this Agreement; (iii) to the extent that a combination of the Ortsbo Property with other products or items developed or made by Third Parties is made by Client; or (iv) Client's failure to use corrections or enhancements provided by Ortsbo that would render such Ortsbo Property or other such part of the Deliverables non-infringing. Notwithstanding the foregoing, should any Ortsbo Property or other such part of the Deliverables become or in Ortsbo's opinion be likely to become, the subject of any such suit or action for infringement, Ortsbo may, at Ortsbo's option and expense, (1) procure for Client the right to continue using such Ortsbo Property or other such part of the Deliverables, or (2) replace or modify such Ortsbo Property or other such part of the Deliverables so that it becomes non-infringing. If (1) or (2) is not available on commercially reasonable terms, as determined by Ortsbo in its good faith, reasonable business judgment, Ortsbo may accept the return of such item and adjust the Services and fees to be paid hereunder with respect to such adjusted Services (if any). The foregoing remedies constitute Client's sole and exclusive remedies and Ortsbo's entire liability with respect to infringement.

(b) Client Indemnity. If Ortsbo promptly notifies Client in writing of a Third Party claim against Ortsbo that any Client owned or licensed property (including, without limitation, Client Proprietary Technology and Client Third Party Technology) made part of the Deliverables (collectively, "Client Property") infringes a patent issued as of the Effective Date or a copyright, trademark or service mark or misappropriates a trade secret of such Third Party, Client will defend such claim at its expense and will pay any costs or damages that may be finally awarded against Ortsbo. Client will not indemnify Ortsbo, however, and Ortsbo shall indemnify Client, if any such claim is caused solely by (i) any addition to or modification to the Client Property made solely by Ortsbo other than at the direction of Client; (ii) Ortsbo's misuse of the Client Property or any use of such Client Property that exceeds the rights granted to Ortsbo pursuant to this Agreement; (iii) to the extent that a combination of the Client Property with other products or items developed or made by Third Parties is made by Ortsbo; or (iv) Ortsbo's failure to use corrections or enhancements made available by Client. Notwithstanding the foregoing, should any Client Property become, or in Client's opinion is likely to become, the subject of any such suit or action for infringement, Client shall at its expense and option either (1) procure the right for Ortsbo to continue using such Client Property or (2) replace or modify such Client Property so that it becomes non-infringing. If (1) or (2) is not available on commercially reasonable terms, as determined by Client in its good faith, reasonable business judgment, the Parties shall adjust the Services to the extent necessary. The foregoing remedies constitute Ortsbo's sole and exclusive remedies and Client's entire liability with respect to infringement.

9.4. Indemnification Procedures. To receive the foregoing indemnities, the Indemnified Party must promptly notify the Indemnifying Party in writing of a claim or suit and provide all necessary cooperation (at the Indemnifying Party's expense) and full authority of the Indemnifying Party to defend, negotiate or settle the claim or suit. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party under any settlement made without the Indemnifying Party's written consent.

9.5. Insurance. Each Party shall have and maintain the insurance coverage necessary to perform under the foregoing indemnity obligations and comply with this Agreement and any applicable SOWs.

10. Independent Contractor.

In connection with this Agreement, each Party is an independent contractor and as such will not have any authority to bind or commit the other. Nothing herein shall be deemed or construed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. Neither Party shall be deemed a joint employer of the other's employees. Neither Party's employees shall be deemed "leased" employees of the other for any purpose. Each Party is solely responsible for the satisfaction of applicable employer obligations, including but not limited to, payment of wages and other compensation, applicable federal, state, provincial and local withholding taxes and unemployment taxes, social security, state disability insurance and all other payroll charges of any jurisdiction. Neither Party shall communicate to any third-party on behalf of the other Party with the prior written consent of said Party.

11. Limitation of Liability.

11.1. Direct Damages Limitation. Except for liability arising from a Party's obligations to indemnify under Section 9, each Party's, its Affiliates' and their respective subcontractors' maximum liability for any reason and upon any cause of action or claim in contract, tort or otherwise, shall be limited, (i) prior to the six (6)-month anniversary of the Effective Date, to an amount equal to the amount of Services Fees paid by Client to Ortsbo until the date of occurrence of the first event giving rise to the liability, and (ii) on or after the six (6)-month anniversary of the Effective Date of this Agreement, to the amount of Service Fees paid by Client to Ortsbo for the six (6) month period immediately preceding the date of the first such claim. Both Parties acknowledge and agree that any such payment by the other Party shall be the final remedy hereunder and such remedy shall not be deemed or alleged by the other Party to have failed of its essential purpose. Liability under this Agreement is cumulative.

11.2. WAIVER OF CONSEQUENTIAL DAMAGES. EXCEPT FOR LIABILITY ARISING FROM A PARTY'S OBLIGATIONS TO INDEMNIFY UNDER ARTICLE 9, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE CONTRACTORS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE OR EXEMPLARY DAMAGES, LOSS OR EXPENSES (INCLUDING BUT NOT LIMITED TO BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, OR LOST SAVINGS) OR OTHER SIMILAR OR LIKE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

11.3. General Limitations. Ortsbo shall have no responsibility or liability for any error, inadequacy or omission which results from inaccurate or incomplete information, data, documents or other records provided to Ortsbo hereunder, or inaccurate or incomplete transmission thereof, and Ortsbo shall be excused, and shall have no liability with respect to, any delay, inaccuracy or failure in performance of Ortsbo's obligations arising from (i) any delay, inaccuracy or failure in Client's performance of the Client obligations and responsibilities hereunder, (ii) scheduled outages, (iii) ad hoc reporting requests by Client or special production, testing or other like matters given priority at Client's request, (iv) mutually agreed actions taken to correct a security incident or security vulnerability, (v) a Force Majeure Event (as hereinafter

defined below) or (vi) any negligent act or omission of Client that results in or contributes to a security incident or security vulnerability. Client shall have no responsibility or liability for any error, inadequacy or omission with respect to, any delay, inaccuracy or failure in performance of Client's obligations arising from a Force Majeure Event or any negligent act or omission of Ortsbo that results in or contributes to a security incident or security vulnerability.

12. Termination.

12.1. Termination Without Cause. Client may at any time and without cause terminate this Agreement by giving sixty (60) days written notice of termination to Ortsbo. In the event of termination of this Agreement by Client under this Section 12.1, Client shall pay Ortsbo the Service Fee.

12.2. Termination for Cause. Except as provided in Section 12.3, either Party may terminate this Agreement (i),upon giving thirty (30) days written notice identifying specifically the basis for such notice, for breach of a material term or condition unless the Party receiving the notice cures such breach within such thirty (30) day period; (ii) immediately if the other Party (a) becomes insolvent, files an assignment in bankruptcy, fails to have dismissed any petition seeking to have it declared bankrupt within thirty (30) days after the filing thereof, if a receiver is appointed for it and is not discharged within thirty (30) days after his appointment or enters into any court-supervised reorganization or creditor arrangement; (b) ceases to carry on business; or (c) suffers a default under an agreement with a Third Party as a result of which default the Third Party will exercise any rights hereunder. If Ortsbo terminates this Agreement pursuant to this Section 12.2, Client shall pay Ortsbo those costs that have become due and payable set forth in the Pricing Schedule.

12.3. Termination for Non-payment; Suspension of Service. If Client defaults in the payment of any amount due and payable under this Agreement (whether or not Client's default is due to an action or omission of a Third Party), and does not cure such default within thirty (30) days after written notice thereof by Ortsbo, then Ortsbo may thereafter, at its option, immediately terminate this Agreement or suspend performance of the Services until such time as Client cures such non-payment. No failure by Ortsbo to request any such payment or to demand any such performance will be deemed a waiver by Ortsbo of Client's obligations or a waiver of Ortsbo's right to terminate this Agreement. In addition, if Ortsbo terminates this Agreement pursuant to this Section 12.3, Client shall pay Ortsbo those costs that have become due and payable set forth in the Pricing Schedule.

12.4. Change of Control of Ortsbo. For the avoidance of doubt, this Agreement shall not terminate upon the merger with or acquisition by Ortsbo and any other entity, or upon a change in control of Ortsbo.

12.5. Post-Termination

(a) Termination Services. Unless Ortsbo terminates this Agreement for Client's breach of Section 5 or Section 7, Client may request, termination assistance for up to three (3) months after termination of this Agreement to reasonably facilitate the transfer of tasks and services like the Services to Client or Client's designee (the "Termination Services"). Client shall pay in advance for all Termination Services and, if Ortsbo terminates for Client's failure to make any payments under this Agreement, Client shall first pay all accrued amounts that are

outstanding. Termination Services shall not include the transfer of any trade secrets or Ortsbo Property from Ortsbo to Client, its Affiliates, or a Third Party. Ortsbo will charge for Termination Services at the rates set forth in the Pricing Schedule.

(b) Post Termination Tasks. Upon any termination, Client shall pay Ortsbo for all Services rendered and expenses incurred by Ortsbo prior to the date of termination. Additionally, upon termination of this Agreement, each Party shall: (i) in accordance with Section 7.4, promptly return to the Disclosing Party, or certify the destruction of, all Confidential Information and any other data, programs and materials of the Disclosing Party held in connection with the performance of this Agreement, and (ii) return to the other Party, or permit the other Party to remove, any hardware of the other Party then situated on such Party's premises. To the extent that any Deliverables created by Ortsbo have not been delivered to Client prior to the termination hereof, Ortsbo shall deliver such Deliverables to Client in the format ordinarily used by Ortsbo as promptly as possible. The Parties agree to work in good faith to comply with the terms of this Agreement after its termination in a timely and efficient manner. Notwithstanding the foregoing, Ortsbo will not be responsible for the retention of Client's programs or data for a period in excess of ninety (90) days following the date of termination of this Agreement. Client must make arrangements with Ortsbo for the transmission of such programs or data to Client's designated data center at Client's expense. The Client must supply necessary magnetic tapes or other media and pay any shipping costs. Client understands and agrees that at any time on or after the ninety-first (91st) day following expiration or termination of this Agreement, Ortsbo's file purge procedures will immediately erase all tapes, including back-up tapes, containing Client's data, and Client expressly releases Ortsbo from any and all liabilities in connection with the erasure or destruction of data and information that Client has stored on Ortsbo's computers in excess of ninety (90) days following termination of this Agreement.

12.6. Survival. To the extent a provision of this Agreement, including the provisions relating to ownership or other rights in Intellectual Property, Confidentiality, Limitation of Liability, Indemnification, Dispute Resolution and Governing Law, provides for rights, interest, duties, claims, undertakings and obligations subsequent to the termination of this Agreement, such provision of this Agreement shall survive such termination. To the extent a provision of this Agreement provides for rights, interests, duties, claims, undertakings and obligations during any period during which Ortsbo is delivering Termination Services, such provision shall survive termination until such Termination Services are completed.

13. Force Majeure. Except with respect to payment obligations under this Agreement, neither Party shall be liable for any default or delay in the performance of its obligations hereunder if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God; riots, civil disorders, rebellions or revolutions in any country, terrorism; strikes, lockouts, or labor difficulties; any failure in electrical or air conditioning equipment or Third Party telecommunications equipment or links; unavailability of parts; or any other similar cause beyond the reasonable control of such Party (each, a "Force Majeure Event"). Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail and such Party continues to attempt to recommence performance or observance whenever and to whatever extent possible without delay. To the extent reasonable given the circumstances, any Party so delayed in its performance will immediately notify the other by telephone or by the most timely means otherwise available (to be confirmed in writing

within two (2) business days of the inception of such delay) and describe in reasonable detail the circumstances causing such delay.

14. General.

14.1. Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed restated to reflect the original intention of the parties as nearly as possible in accordance with applicable law.

14.2. Notices. Whenever one Party is required or permitted to give notice to the other, such notice shall be deemed given: when delivered by hand; one day after being given to an express courier with a reliable system for tracking delivery; when sent by electronic mail, telecopied or faxed and receipt confirmed (so long as a copy is also mailed by registered or certified mail); or three (3) days after the day of mailing, when mailed through mail, registered or certified mail, return receipt requested, postage prepaid, and in each case, addressed the Parties as provided in the prologue of this Agreement. Either Party may from time to time change its address for notification purposes by giving the other reasonable prior written notice, in accordance with this Section, of the new address and the date upon which it shall become effective.

14.3. Entire Agreement. This Agreement and the applicable SOWs set forth the entire understanding between the Parties and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. No other agreements, representations, warranties or other matters, whether oral or written, shall be deemed to bind the Parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by the mutual written agreement of the Parties.

14.4. No Waiver. The delay or failure by either Party to exercise or enforce any of its rights under this Agreement shall not constitute or be deemed a waiver of that Party's right thereafter to enforce those rights, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

14.5. Compliance with Law. Each of the Parties shall comply with all applicable law in connection with this Agreement.

14.6. Governing Law and Submission to Jurisdiction. All rights and obligations of the Parties relating to this Agreement shall be governed by and construed in accordance with the law of the State of California, without giving effect to any choice-of-law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

14.7. Assignment. Client may not assign or transfer this Agreement, or any rights or obligations hereunder, without the prior written consent of Ortsbo. Notwithstanding the foregoing, Intertainment Media, Inc., but not its assignees, may assign its rights and obligations under this Agreement, in whole or in part, without the approval of Ortsbo. Any attempted assignment, delegation or subcontracting in contravention of this Section shall be void and ineffective. This Agreement is binding on the Parties hereto and their respective successors and permitted assigns.

14.8. Construction. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (i) all references to days will be deemed references to calendar days unless expressly stated otherwise, and (ii) any reference to an "Article", a "Section" or "Exhibit" shall be deemed to refer to an article, a section or exhibit of this Agreement. The Recitals and Exhibits to this Agreement are part of this Agreement and are hereby incorporated herein by reference. Unless the context otherwise requires, as used in this Agreement, all terms used in the singular will be deemed to refer to the plural as well, and vice versa. The words "hereof", "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". References in this Agreement to "$" will be deemed a reference to United States dollars unless otherwise specified. "Affiliate" means, with respect to a party, any entity at any tier that controls, is controlled by, or is under common control with that party. For purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise. "Third Party" means a corporation, limited liability company, association, partnership, joint venture, individual, business or other trust or any other entity or organization of any kind or character, including a court or other governmental authority, other than Client, Ortsbo and their respective Affiliates.

14.9. Further Assurances. Each Party shall execute such further documents, instruments, licenses and assurances and take such further actions as may be reasonably required by the other Party from time to time to better enable it to exercise its rights under this Agreement.

14.10. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any of the Parties by virtue of the authorship of any of the provisions of this Agreement.

14.11. Third Party Beneficiaries. The Parties do not intend, nor shall any clause be interpreted to create in any Third Party, any obligations to, or right or benefit by, such Third Party.

14.12. Counterparts. This Agreement may be executed in several counterparts, all of which, when taken together shall constitute one single agreement between the Parties.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ORTSBO USA INC.	INTERTAINMENT MEDIA, INC.
By: [signature]	By:
Name: Patrick Bultema	Name:
Title: President / CEO	Title:

ORTSBO, INC.

By: [signature]

Name: Patrick Bultema

Title: President & CEO

1

On Mar 25, 2013, at 1:24 PM, David Lucatch <dlucatch@intertainmentmedia.com> wrote:

Patrick,

Please sign the signature page for Ortsbo Inc. and Ortsbo USA Inc. and scan and send back to Lynn and I.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ORTSBO USA INC.	INTERTAINMENT MEDIA, INC.
By: ______________	By: ______________
Name: ______________	Name: DAVID LUCATCH
Title: ______________	Title: CEO

ORTSBO, INC.

By: ______________

Name: ______________

Title: ______________

Exhibit A

STATEMENT OF WORK